FILED PURSUANT TO RULE 433
FILE NO. 333-296778

Pricing Term Sheet

SOUTHERN COPPER CORPORATION
(including and acting exclusively for the benefit of its Peruvian branch Southern Peru Copper Corporation, Sucursal del Perú)

U.S.$1,250,000,000 5.350% NOTES DUE 2036

June 16, 2026

Issuer:	Southern Copper Corporation (including and acting exclusively for the benefit of its Peruvian branch Southern Peru Copper Corporation, Sucursal del Perú, the “Issuer”)

Security Description:	5.350% Notes due 2036

Security Type:	Senior Unsecured Notes

Offering Format:	SEC Registered

Currency:	U.S. Dollars

Total Principal Amount:	U.S.$1,250,000,000

Offering Price:	99.801%

Maturity Date:	June 24, 2036

Coupon:	5.350%

Benchmark Treasury:	4.375% due May 15, 2036

Benchmark Treasury Price/Yield:	4.426%

Spread to Benchmark Treasury:	+95 bps

Yield to Maturity:	5.376%

Issue Ratings*:	Baa1(Moody’s)/BBB+(S&P)/BBB+(Fitch)

Interest Payment Dates:	June 24 and December 24 of each year, commencing on December 24, 2026

Trade Date:	June 16, 2026

Settlement Date**:	June 24, 2026 (T+5)

CUSIP/ISIN:	CUSIP: 84265V AK1
ISIN: US84265VAK17

Minimum Denomination:	U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof

Optional Redemption:	Prior to the par call date, make-whole call at T+15 bps. Par call on or after March 24, 2036 (the date that is three months prior to maturity).

Redemption for Taxation Reasons:	Tax call at par.

Offers to Purchase Redemption:	85% cleanup call at tender offer price, plus accrued and unpaid interest.

Governing Law:	State of New York

Global Coordinators and Joint Bookrunners:	BofA Securities, Inc. Morgan Stanley & Co. LLC

Joint Bookrunners:	Barclays Capital Inc. Santander US Capital Markets LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

**
Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any day prior to the business date before delivery of the Notes will be required, by virtue of the fact that the Notes initially will settle T+5, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the first business day preceding the date of delivery of the Notes should consult their own advisors.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. at +1-800-294-1322, Morgan Stanley & Co. LLC at +1-800-624-1808, Barclays Capital Inc. at +1-929-694-1057 or Santander US Capital Markets LLC at +1-855-403-3636.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.